Exhibit 99.1

Stereotaxis Reports 2026 Third Quarter Financial Results & Business Updates

St. Louis, November 10, 2026 (Globe Newswire) – Stereotaxis (NYSE: STXS), a pioneer and global leader in surgical robotics for minimally invasive endovascular intervention, today reported business updates and financial results for the third quarter ended September 30, 2026.

“Our near-term priority is to drive forward two major business model transformations,” said David Fischel, Chairman and CEO. “The first is shifting from capital systems that require long sales and construction timelines, to having a portfolio of systems that are significantly more accessible and scalable. The second is developing and commercializing a portfolio of disposable interventional catheters that enhance the value of our robots and provide a robust recurring revenue opportunity.”

“System revenue of $3 million in the quarter was up 60% compared to last year, benefiting from partial revenue recognition from the first GenesisX system in the US, the first Genesis system in China, and multiple Synchrony digital operating room systems in the US. Recurring revenue increased 6% over the previous year with a significant increase in revenue from our new portfolio of robotically-navigated catheters, countered by general pressure on procedures due to supply shortages. We entered the fourth quarter with a backlog of approximately $1.9 million in disposable orders we did not convert to revenue because of supply constraints.”

“In parallel to our commercial efforts, we continue to invest in a broad pipeline of innovations that expand our technology into a platform across endovascular surgery, enhance our competitiveness in electrophysiology, and deliver digital connectivity, automation and intelligence to the operating room. We were pleased during the past quarter to close the acquisition of Robocath and announce a collaboration with Canon.”

2026 Third Quarter Financial Results

Revenue for the third quarter of 2026 totaled $8.9 million, a 20% increase compared to $7.5 million in the prior year third quarter and a 16% increase sequentially compared to $7.7 million in the second quarter of 2026. System revenue of $3.0 million increased from $1.9 million in the prior year third quarter. System revenue benefited from partial revenue recognition on the shipment of the first GenesisX system sold in the United States, the first Genesis system sold in China, and the first full quarter of Synchrony system sales. Recurring revenue of $5.9 million increased 6% compared to the prior year third quarter and declined 4% sequentially. Recurring revenue reflects increasing contributions from Stereotaxis’ portfolio of robotically-navigated catheters countered by general procedural pressure due to limited catheter supply.

Gross margin for the third quarter was 45% of revenue. Recurring revenue gross margin was 59%, and system gross margin was 15%. Gross margins for both recurring and system revenue remain impacted by fixed overhead allocated over low production volume. Operating expenses in the third quarter of $10.4 million included $1.3 million in non-cash charges for stock compensation expense, mark-to-market adjustment for acquisition related contingent earnout consideration, and amortization of acquired intangible assets. Excluding these non-cash charges, adjusted operating expenses were $9.1 million, an increase from $6.6 million in the prior year third quarter due to one-time acquisition transaction costs and the absorption of Robocath operating expense.

Operating loss and net loss in the third quarter of 2026 were ($6.5) million, compared with ($6.6) million and ($6.5) million, respectively, in the previous year. Adjusted operating loss and adjusted net loss for the quarter, excluding non-cash charges, were ($5.1) million and ($5.2) million, respectively, compared with ($2.5) million and ($2.4) million in the previous year, with the increase predominantly driven by one-time transaction costs and the absorption of Robocath operating expense. Negative cash flow for the third quarter was ($6.5) million, of which ($2.6) million was associated with the core Stereotaxis business and ($3.9) million were payments associated with the acquisition of Robocath.

Cash Balance and Liquidity

At September 30, 2026, Stereotaxis had cash and cash equivalents of $4.0 million. Concurrent with these financial results, Stereotaxis announced a convertible note financing of up to $24 million, with an initial upfront closing of $12 million and an additional $12 million draw available at Stereotaxis’ option following certain regulatory milestones. Incorporating the proceeds from this financing, Stereotaxis’ pro forma cash balance would be $16 million, with access to an additional $12 million providing for total availability of $28 million.

Forward Looking Expectations

Stereotaxis expects growing recurring revenue and more consistent capital sales in the coming quarters. Near-term milestones that support these growth expectations include installing the first commercial GenesisX systems and resolving the supply constraints with MAGiC.

Adjusted operating expenses, excluding non-cash and one-time items, are expected to approximate $8 million per quarter going forward. Growth in revenue combined with stable operating expenses provide a pathway to cash-flow profitability within the next year.

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, November 10, 2026, at 4:30 p.m. Eastern Time. To access the conference call, dial 800-715-9871 (US and Canada) or 646-307-1963 (International) and give the participant pass code 2568629. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.Stereotaxis.com.

About Stereotaxis

Stereotaxis (NYSE: STXS) is a pioneer and global leader in innovative surgical robotics for minimally invasive endovascular intervention. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, expand access to minimally invasive therapy, and enhance the productivity, connectivity, and intelligence in the operating room. Stereotaxis technology has been used to treat over 150,000 patients across the United States, Europe, Asia, and elsewhere. For more information, please visit www.Stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. These forward-looking statements include without limitation statements regarding the recently completed acquisition of Robocath, including the Company’s ability to advance its strategy, integrate Robocath, and grow revenue significantly without having to subject investors to substantial dilution; the completion of the Company’s offering convertible note financing; the ability to draw additional funds under the convertible note financing following receipt of required regulatory approvals; and the anticipated use of proceeds therefrom, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involving the following: the Company’s ability to manage expenses at sustainable levels; acceptance of the Company’s products in the marketplace; the effect of global economic conditions, including tariffs, on the ability and willingness of customers to purchase its technology; competitive factors; changes resulting from healthcare policy; dependence upon third-party vendors; timing of regulatory approvals, including as it relates to Robocath’s products and our ability to make further draws on the convertible note financing; the impact of pandemics or other disasters; statements generally relating to our recent acquisition of Robocath or our recently announced convertible note financing, including any benefits expected from either of those transactions, as well as any plans, forecasts and other expectations with respect to Robocath’s business following the completion of the transaction; and the other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission.

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. Additional information will also be set forth in future filings that we make with the SEC from time to time. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control and may be revised, modified, delayed, or canceled.

Company Contacts:

David L. Fischel

Chairman and Chief Executive Officer

Kimberly R. Peery

Chief Financial Officer

314-678-6100

Investors@Stereotaxis.com

Stereotaxis, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

Revenue:
Systems	$2,976	$1,861	$5,774	$6,863
Disposables, service and accessories	5,949	5,603	17,112	16,872
Total revenue	8,925	7,464	22,886	23,735

Cost of revenue:
Systems	2,524	1,510	4,384	5,543
Disposables, service and accessories	2,445	1,853	6,265	5,448
Total cost of revenue	4,969	3,363	10,649	10,991

Gross margin	3,956	4,101	12,237	12,744

Operating expenses:
Research and development	3,523	2,546	8,310	6,673
Sales and marketing	2,856	2,934	8,068	9,351
General and administrative	4,048	5,178	12,879	13,675
Other	-	-	-	(492)
Total operating expenses	10,427	10,658	29,257	29,207
Operating loss	(6,471)	(6,557)	(17,020)	(16,463)

Other income	-	3	(5)	2
Interest expense	(44)	-	(44)	-
Interest income	33	91	258	349
Net loss	$(6,482)	$(6,463)	$(16,811)	$(16,112)
Cumulative dividend on convertible preferred stock	(316)	(322)	(941)	(953)
Net loss attributable to common stockholders	$(6,798)	$(6,785)	$(17,752)	$(17,065)

Net loss per share attributed to common stockholders:
Basic	$(0.07)	$(0.07)	$(0.18)	$(0.19)

Diluted	$(0.07)	$(0.07)	$(0.18)	$(0.19)

Weighted average number of common shares and equivalents:
Basic	102,547,843	92,013,791	100,525,085	89,260,628

Diluted	102,547,843	92,013,791	100,525,085	89,260,628

STEREOTAXIS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share amounts)	September 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,976	$13,421
Accounts receivable, net of allowance of $808 and $541 at 2026 and 2025, respectively	5,585	5,847
Insurance receivable	9,982	4,316
Inventories, net	13,272	9,567
Prepaid expenses and other current assets	1,628	698
Total current assets	34,443	33,849
Investment in affiliate	1,701	-
Property and equipment, net	4,116	3,019
Goodwill	29,276	3,764
Intangible assets, net	6,988	6,429
Operating lease right-of-use assets	4,931	4,912
Prepaid and other non-current assets	657	278
Total assets	$82,112	$52,251

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,718	$4,768
Accrued liabilities	2,419	2,065
Accrued legal liabilities	9,982	4,316
Current portion of long-term debt	548	-
Deferred revenue	5,423	5,675
Current contingent consideration	4,854	4,894
Current portion of operating lease liabilities	816	642
Total current liabilities	31,760	22,360
Long-term debt	1,922	-
Long-term deferred revenue	406	555
Long-term contingent consideration	14,928	4,724
Operating lease liabilities	4,624	4,794
Other liabilities	1,941	1,097
Total liabilities	55,581	33,530

Series A - Convertible preferred stock:
Convertible preferred stock, Series A, par value $0.001; 10,000,000 shares authorized, 20,733 and 21,008 shares outstanding at 2026 and 2025, respectively	5,171	5,240
Stockholders’ equity:
Common stock, par value $0.001; 300,000,000 shares authorized, 100,833,120 and 95,339,628 shares issued at 2026 and 2025, respectively	101	95
Additional paid-in capital	621,818	596,960
Treasury stock, 4,015 shares at 2026 and 2025	(206)	(206)
Accumulated deficit	(600,179)	(583,368)
Accumulated other comprehensive income (loss)	(174)	-
Total stockholders’ equity	21,360	13,481
Total liabilities and stockholders’ equity	$82,112	$52,251